UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________

FORM 8-K
______________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 4, 2016

THE DAVEY TREE EXPERT COMPANY
(Exact name of registrant as specified in its charter)

Ohio	000-11917	34-0176110
(State or other jurisdiction of incorporation)	(Commission File Number)	(Employer Identification Number)

1500 North Mantua Street
P.O. Box 5193
Kent, Ohio 44240
(Address of principal executive offices) (Zip Code)

(330) 673-9511
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Patrick M. Covey Appointed President and Chief Operating Officer

On March 4, 2016, the Board of Directors of The Davey Tree Expert Company (the “Company”) appointed Patrick M. Covey, President and Chief Operating Officer of the Company. Mr. Covey previously was President of U.S. Operations and Chief Operating Officer, U.S. Operations, since February 2012. He was elected as a Director in May 2014.

Mr. Covey succeeds Mr. Karl J. Warnke as President with Mr. Warnke continuing as the Company’s Chief Executive Officer and Chairman of the Board of Directors. Mr. Covey will continue to report to Mr. Warnke in his position as Chief Executive Officer and Chairman.

The appointment signifies an expansion of responsibilities. In his new role, Mr. Covey will be responsible for all Davey Tree operations throughout North America and the support functions of safety, equipment, employee development, sales and marketing, and the Davey Institute.

Mr. Covey was appointed as President and Chief Operating Officer, U.S. Operations, effective April 14, 2014 and served as Chief Operating Officer, U.S. Operations, since February 2012. Prior to that time, Mr. Covey served as Executive Vice President, having been appointed in January 2007, Vice President and General Manager of the Davey Resource Group, having been appointed in March 2005 and was Vice President, Southern Operations, Utility Services, having been appointed in January 2003. Previously, having joined Davey Tree in August 1991, Mr. Covey held various managerial positions, including Manager of Systems and Process Management and Administrative Manager, Utility Services.

There are no arrangements or understandings between Mr. Covey and any other person pursuant to which he was appointed as President and Chief Operating Officer of the Company, nor are there any transactions in which Mr. Covey has an interest requiring disclosures under item 404(a) of Regulation S-K. Mr. Covey’s compensatory arrangements are described in the Company’s proxy statement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE DAVEY TREE EXPERT COMPANY

By:	/s/ Joseph R. Paul
Joseph R. Paul
Executive Vice President, Chief Financial Officer and Secretary

Date: March 10, 2016